Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp’s Clean Water Technologies to Be Utilized in
Cancen Oil’s Newly Acquired Alberta Remediation
Facility

CALGARY, Alberta (Thursday February 4th, 2010) – Wescorp Energy Inc. (OTCBB: WSCE) is pleased to announce that Cancen Oil Canada Corporation (Cancen), an oilfield waste management and processing company based in Western Canada, has acquired the TAQA North remediation facility in Alberta, Canada. The TAQA facility is strategically located in Edmonton, Alberta on Refinery Row. The TAQA North acquisition is a major step in Cancen’s efforts to build its business and aligns well with its growth strategy to participate in Western Canada’s $5 billion per year oilfield waste management and processing industry.

“We are very excited about the acquisition of the TAQA North Facility” comments Keith Talbot, President of Cancen Oil Canada. “The TAQA facility is a major acquisition for Cancen and will become its primary facility. The TAQA facility is capable of processing in excess of 30,000 barrels of contaminated produced water and slop oil per day. Utilizing Wescorp’s H2Omaxx water and HCXT solids technologies will allow us to optimize the TAQA facilities operation.” Keith Talbot further comments “Cancen is currently in negotiations on a number of additional sites in Western Canada.”

Doug Biles CEO and President of Wescorp commented, “One of the largest concentrations of oil companies in the world is in Western Canada. Cancen's newly-acquired Edmonton remediation facility is well situated for cleaning and disposing the contaminated waste from companies located in this area. Being able to demonstrate Wescorp’s technologies to such a large number of oil companies in such a concentrated area will be beneficial to Wescorp and its potential partners in further deployment of its remediation technologies.”

About Cancen
Cancen Oil Canada Corporation (www.cancenoil.com) specializes in the general cleanup and disposal of slop oil, tank bottoms, and off-spec oil. By re-processing and selling the cleaned oil, Cancen is helping to ensure that waste oil is prevented from entering the ecosystem.

About Wescorp
Wescorp Energy Inc. (www.wescorpenergy.com) is a clean water company which provides the oil and gas industry with water purification solutions that overcomes environmental remediation challenges.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements.

Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:

Mark Komonoski

Toll-Free	1.877.255.8483
Office Line	1.403.255.8483
Mobile	1.403.470.8384

Email: mkomonoski@wescorpenergy.com
Website: www.wescorpenergy.com